EMPLOYMENT AGREEMENT


                           dated as of


                          April 1, 2000


                             between


               FEDERATED CORPORATE SERVICES, INC.


                               and


                        TERRY J. LUNDGREN

                      EMPLOYMENT AGREEMENT







          THIS AGREEMENT, made in the City of Cincinnati and State of Ohio, as of the 1st day of April, 2000, between FEDERATED CORPORATE SERVICES, a Delaware corporation (hereinafter called the "Employer"), and TERRY J. LUNDGREN (hereinafter called the "Employee").

          In consideration of the premises, it is agreed by and between the parties hereto as follows:


                            ARTICLE I

                           EMPLOYMENT

          1.1 Term and Duties. The Employer shall employ the Employee, and the Employee shall serve the Employer, as an executive for the period (the "Term") beginning on the date of this Agreement and ending on the later of (a) the date set forth on Exhibit A hereto and (b) any later date to which the Term may have been extended by agreement of the parties. During the Term the Employee shall faithfully and in conformity with the directions of the Board of Directors of the Employer (the "Board") or its delegate perform the duties of his employment and shall devote to the performance of such duties his full time and attention. During the Term the Employee shall serve in the office or offices of the Employer to which the Board may from
time to time elect or  appoint  him.   The Employee shall be
excused from performing any services hereunder during periods of temporary incapacity and during vacations in accordance with the Employer's disability and vacation policies.

          1.2 Compensation. In consideration of his services during the Term, the Employer shall pay the Employee cash compensation at an annual rate not less than the greater of his current base salary as set forth on Exhibit A hereto or the base salary of the Employee most recently approved by the Board or its delegate ("Base Compensation"). Employee's Base Compensation shall be subject to such increases as may be approved by the Board or its delegate.

          1.3 Payment Schedule. The Base Compensation specified in Section 1.2(a) hereof shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.

          1.4 Expenses. During the Term the Employee shall be allowed reasonable traveling expenses and shall be furnished office space, assistance and accommodations suitable to the character of his position with the Employer and adequate for the performance of his duties hereunder.

          1.5 Termination in Case of Disability. The Employee shall not be in breach of this Agreement if he shall fail to perform his duties hereunder because of physical or mental disability. If for a continuous period of 12 months during the Term the Employee fails to render services to the Employer because of the Employee's physical or mental disability, the Board or its delegate may end the Term prior to its stated termination date. If there should be any dispute between the parties as to the Employee's physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for the purpose by the parties or their representatives, or failing agreement within 10 days of a written request therefor by either party to the other, then one designated by the then president of the local Academy of Medicine. The written opinion of such physician as to the matter in dispute shall be final and binding on the parties.

          1.6 Termination of Services. If the Employer notifies the Employee that his services will no longer be required during the Term, the Employee shall be entitled (except as otherwise provided in Section 1.5 or Section 1.7 hereof) to continue to receive his Base Compensation for the remainder of the Term.

          1.7 Mitigation. If the Employee receives notice from the Employer pursuant to Section 1.6 hereof, the Employee (subject to Section 2.4 hereof) shall be free to become actively engaged with another business and shall use his best efforts to find other comparable employment. Upon the payment to the Employee of compensation for employment or other services by any unaffiliated third party, the Employee shall automatically cease to be an employee of the Employer. The Employee shall promptly notify the Employer of any such employment or other services and of the compensation received, to be received or receivable from his subsequent employer or such other party attributable to the Term. All Base Compensation otherwise payable to the Employee by the Employer under this Agreement during the remainder of the Term shall be reduced to the extent of his similar compensation received, to be received or receivable from such other employment or other services.

          1.8 Termination for Cause. The Employer may terminate the employment of the Employee and this Agreement and all of its obligations hereunder, except for obligations accrued but unpaid to the effective date of termination, for Cause upon notice given pursuant to this Section. As used in this Agreement, the term "Cause" shall mean:

               (a) an intentional act of fraud, embezzlement, theft or any other material violation of law in connection with the Employee's duties or in the course of his employment with the Employer;

               (b)  intentional wrongful damage to material
assets of the Employer;

               (c) intentional wrongful disclosure of material confidential information of the Employer;

               (d)  intentional wrongful engagement in any
competitive activity which would constitute a material breach of the duty of loyalty; or

               (e) intentional breach of any stated material employment policy of the Employer.

               No act, or failure to act, on the part of an Employee shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Employer. Failure to meet performance standards or objectives of the Employer shall not constitute Cause for purposes hereof.

          1.9 Election of Benefits. If the Employee receives notice from the Employer pursuant to Section 1.6 hereof, the Employee shall have the right to elect to receive (in lieu of the payments hereunder specified in such Section 1.6) any benefits that may be payable to him pursuant to any severance plan of the Employer applicable to him. If no such election is made, the amounts specified in such Section 1.6 shall be payable as specified therein, no benefit shall be payable to the Employee under such severance plan, and the Employee hereby expressly waives any benefits that might otherwise be due him under such severance plan.


                           ARTICLE II

               CERTAIN OBLIGATIONS OF THE EMPLOYEE

          2.1 No Participation in Other Businesses. During the Term (except as otherwise expressly provided in Section 1.7 hereof) the Employee shall not, without the consent of the Board or its delegate, become actively associated with or engaged in any business other than that of the Employer or a division or affiliate of the Employer, and he shall do nothing inconsistent with his duties to the Employer. If the Employee shall breach his obligations under this Section, he shall promptly reimburse the Employer for any monies paid by the Employer in connection with his relocation during the Term or in contemplation of the signing of this Agreement, including, without limitation, any bonus or relocation expenses paid for or incurred by the Employer, including, without limitation, carrying costs for property purchased from or on behalf of the Employee. Any such reimbursement shall be in addition to any other remedy for breach of this Agreement that the Employer may be entitled to at law or in equity.

          2.2 Trade Secrets and Confidential Information. Employee shall not (either during the Term or thereafter) without the consent of the Employer disclose to anyone outside of the Employer, or use in other than the Employer's business, trade secrets or confidential information relating to the Employer's business in any way obtained by him while employed by the Employer.

          2.3 Noncompetition. It is recognized by the Employee and the Employer that Employee's duties hereunder will entail the receipt of trade secrets and confidential information, which include not only information concerning the Employer's current operations, procedures, suppliers and other contacts, but also its short-range and long-range plans, and that such trade secrets and confidential information have been developed by the Employer and its affiliates at substantial cost and constitute valuable and unique property of the Employer. Accordingly, the Employee acknowledges that the foregoing makes it reasonably necessary for the protection of the Employer's business interests that the Employee not compete with the Employer or any of its affiliates during the Term and for a reasonable and limited period thereafter. Therefore, during the Term and for a period of one year thereafter, the Employee shall not have an investment of $100,000 or more in a Competing Business (as hereinafter defined) and shall not render personal services to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof. The noncompete provisions of this section shall not be applicable to Employee if he has been notified pursuant to
Section 1.6 hereof that his services will no longer be required during the Term or if Employee has been advised that his services will no longer be required after the expiration of the Term.

               If the Employee shall breach the covenants contained in this Section 2.3 or in Section 2.2 hereof, the Employer shall have no further obligation to make any payment to the Employee pursuant to this Agreement and may recover from the Employee all such damages as it may be entitled to at law or in equity. In addition, the Employee acknowledges that any such breach is likely to result in immediate and irreparable harm to the Employer for which money damages are likely to be inadequate.

Accordingly, the Employee consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Employer in order to protect the Employer's rights hereunder. Such relief may include, without limitation, an injunction to prevent the Employee from disclosing any trade secrets or confidential information concerning the Employer to any Competing Business, to prevent any Competing Business from receiving from the Employee or using any such trade secrets or confidential information and/or to prevent any such Competing Business from retaining or seeking to retain any other employees of the Employer. Employer agrees, however, that it will not seek injunctive relief for the purposes of preventing Employee from competing with Employer after the expiration of the Term. The provisions of the foregoing sentence shall not apply, however, to injunctions of the type described in the preceding sentence.

               (a)  As used in this Agreement, the term
"affiliate" shall mean, with respect to a particular person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.

               (b)  As used in this Agreement, the term
"Competing Business" shall mean any business which:

                    (i)  at the time of determination, is
substantially similar to the whole or a substantial part of the business conducted by the Employer or any of its divisions or affiliates;

                    (ii) at the time of determination, is
operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000, if such store or any of such stores is or are located in a city or within a radius of 25 miles from the outer limits of a city where the Employer, or any of its division's or affiliates, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000; and

                    (iii)     had aggregate net sales at all its
locations, including sales in leased and licensed departments and sales by its divisions and affiliates, during its fiscal year preceding that in which the Employee made such an investment therein, or first rendered personal services thereto, in excess of $25,000,000.

          2.4 Conflicts of Interest. The Employee shall not engage in any activity that would violate the Conflict of Interest or Business Ethics Statement signed from time to time by the Employee.

                           ARTICLE III

                          MISCELLANEOUS

          3.1 Assignment. This Agreement may be assigned by the Employer to any of its affiliates. This Agreement shall not otherwise be assignable by the Employer without the consent of the Employee, except that, if the Employer shall merge or consolidate with, or transfer all or any substantial portion of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall (or, in the case of any such transfer, may) be assigned to and shall bind and run to the benefit of the successor of the Employer resulting from such merger, consolidation or transfer. The Employee may not assign, pledge or encumber his interest in this Agreement or any part hereof.

          3.2 Governing Law. This Agreement has been executed on behalf of the Employer by an officer of the Employer located in the City of Cincinnati, Ohio. This Agreement and all questions arising in connection herewith shall be governed by the internal substantive laws of the State of Ohio. The Employer and the Employee each consent to the jurisdiction of, and agree that any controversy between them arising out of this Agreement shall be brought in, the United States District Court for the Southern District of Ohio, Western Division; the Court of Common Pleas for Hamilton County, Ohio; or such other court venued within Hamilton County, Ohio as may have subject matter jurisdiction over the controversy.

          3.3 Severability. If any portion of this Agreement is held to be invalid or unenforceable, such holding shall not affect any other portion of this Agreement.

          3.4 Entire Agreement. This Agreement comprises the entire agreement between the parties hereto and as of the date hereof, supersedes, cancels and annuls any and all prior agreements between the parties hereto. This Agreement may not be modified, renewed or extended orally, but only by a written instrument referring to this Agreement and executed by the parties hereto.

          3.5 Gender and Number. Words in the masculine herein may be interpreted as feminine or neuter, and words in the singular as plural, and vice versa, where the sense requires.

          3.6 Notices. Any notice or consent required or permitted to be given under this Agreement shall be in writing and shall be effective when given by personal delivery or five business days after being sent by certified U.S. mail, return receipt requested, to the Secretary of Federated Department Stores, Inc. at its principal place of business in the City of Cincinnati or to the Employee at his last known address as shown on the records of the Employer.

          3.7 Withholding Taxes. The Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          3.8 Waiver and Release. In consideration of the Employer's entering into this Agreement, and the receipt of other good and valuable consideration, the sufficiency of which is expressly acknowledged, the Employee, for himself and his successors, assigns, heirs, executors and administrators, hereby waives and releases and forever discharges the Employer and its affiliates and their officers, directors, agents, employees, shareholders, successors and assigns from all claims, demands, damages, actions and causes of action whatsoever which he now has on account of any matter, whether known or unknown to him and whether or not previously disclosed to the Employee or the Employer, that relates to or arises out of (a) any existing or former employment agreement (written or oral) entered into between the Employee and the Employer or any of its affiliates (or any amendment or supplement to any such agreement), (b) any agreement providing for a payment or payments or extension of the employment relationship triggered by a merger or sale or other disposition of the stock or assets or restructuring of the Employer or any affiliate of the Employer, or (c) any applicable severance plan.

          IN WITNESS WHEREOF, the parties hereto have hereunto and to a duplicate hereof set their signatures as of the day and year first above written.



                           FEDERATED CORPORATE SERVICES, INC.

                           By: \s\ Dennis J. Broderick
                                   Dennis J. Broderick
                           Title: Senior Vice President, General Counsel
                                       and Secretary


                               \s\ Terry J. Lundgren
                                   TERRY J. LUNDGREN



                            EXHIBIT A

                               to

                      EMPLOYMENT AGREEMENT


               Dated as of April 1, 2000


               Name:               Terry J. Lundgren

               End of Term:        May 1, 2003

               Base Compensation:  $1.1 million


Special Provisions: Notwithstanding any of the provisions in the
                    Agreement to the contrary, if upon, or at any time prior to, the retirement of James Zimmerman ("Zimmerman") as Chairman and Chief Executive Officer of the Company, Employee is advised that he will not be appointed Chairman and Chief Executive Officer of the Company effective immediately following Zimmerman's retirement (the date on which any such advice is received is called the "Advice Date"), Employee may, within ninety days of the Advice Date, elect, by written notice to the Office of the General Counsel, to terminate providing services to the Employer and in such event (i) such termination will be effective on a date to be mutually agreed to between Employee and the Employer but in any event no later than ninety (90) days following the Advice Date (the effective date of the termination is called the "Service Effective Date"); (ii) Employee shall be entitled to receive the Base Compensation, payable on the same periodic basis upon which such Compensation is paid immediately prior to the Advice Date, for a period of up to twenty-seven (27) months following the Advice Date; (iii) Employee shall, during such twenty-seven (27) month period, so long as he shall remain in the employ of the Company, be eligible to participate in, and receive all benefits under, (a) retirement and welfare benefit plans provided by the Employer (including, without limitation, 401k, pension, medical, prescription, dental, salary continuance, individual life, group life, dependent life and accidental and travel accident insurance plans) and as from time to time in effect and applicable to senior executives at the level of President of the Employer and (b) the Employer's executive discount program as from time to time in effect and applicable to senior executives of the Employer at the level of President;
                    (iv) during the twenty four (24) month period following the Service Effective Date Employee shall have no duty to seek to find other employment with, or render services to, a third party but all Base Compensation otherwise payable to the Employee by the Employer during the last twelve (12) months of such twenty four (24) month period shall be reduced to the extent of compensation received, to be received or receivable by Employee in respect of that twelve (12) month period from any such employment with or the rendering of such services to a third party; (v) upon Employee's earning or receipt of payment for employment with or rendering of services to a third party at any time after the Service Effective Date, Employee shall automatically cease to be an employee of the Company and Employee's eligibility to participate in, and receive benefits under, the retirement and welfare benefit plans as set out in
                    (iii), above, shall cease effective upon Employee's earning or receipt of such payment; and (vi) the non-compete provision of the Agreement shall apply during the first twelve (12) month period following the Service Effective Date and shall apply only in respect of Dillards, Inc., Saks Incorporated (except its Saks Fifth Avenue division), The May Department Stores Company, J.C. Penney, Inc., and Sears, Roebuck & Co.